Exhibit 10.6

Office Lease Agreement

The Parties:

Leaser: Yi Qiu International Department Stores Co., Ltd. (hereinafter referred to as Party A)

Lessee: NOWnews Network Co., Ltd. (hereinafter referred to as Party B)

Regarding lease matters, both parties hereby enter into and conclude this agreement and agree upon the lease terms and conditions as follows:

Article 1:	House location and use range:

Doorplate No.: 4/F, No. 32, Alley 407, Section Two, Tiding Avenue, Neihu District, Taipei City

Use area: according to ownership certificate, about 200.02 Ping on 4/F (including common part)

Lease use: office.

Parking space (B2/B3): No. 307/316-320, totally 6 parking spaces.

Article 2:	Lease period and rent free period:

1.	Lease period: From April 15, 2015 to April 14, 2017.

2.	Upon expiration of lease period, the lease relationship hereof shall be terminated. Upon expiration of lease period, Party B enjoys the first right of refusal; provided if Party B intends to renew, Party B shall consult with Party A and reach an agreement on the rent and other lease conditions three months before the expiration of lease period, and the renewal can only be effective when a new agreement have been otherwise signed one months before the expiration of lease period according to the rent and other lease conditions agreed by both parties.

3.	Party A agrees to hand over the house to Party B as of March 3, 2015, so that Party B may enter into the lease object for relocating office furniture, wire arrangement and other relevant preparation works. Starting from March 3, 2015, the charges of water and electricity, management fee and other costs incurred from the use of such lease object shall be borne by Party B.

Article 3:	Rent:

1.	Rent calculation

The monthly rent is NTD Two Hundred Thirty-One Thousand Only (NT231,000) (including 5% business tax).

2.	Payment method:

(1)	The monthly rent shall be paid in advance and once every month, Party B shall not delay in paying or refuse to pay for any reason.

(2)	For the rent of the first lease year, Party B shall issue twelve checks for the rent of every month and deliver them to Party A at one time on March 3, 2015, and the issuing date thereof shall be the 15th day of each calendar month starting from April 2015; for the rent of the second lease year, Party B shall issue twelve checks for the rent of every month and deliver them to Party A at one time before March 15, 2016, and the issuing date thereof shall be the 15th day of each calendar month starting from April 2016.

3.	In case of overdue payment or the check has not been cashed, the extra overdue penalty shall be fined for each overdue day based on one percent of the monthly rent.

Article 4:	Security deposit:

1.	On March 3, 2015, Party B shall pay Party A the security deposit of NTD Four Hundred and Sixty-Two Thousand Only (NT462,000) by cash or sight check. Upon expiration of lease period or early termination of the agreement, Party A agrees to refund the security deposit to Party B without interest after Party B has paid all the costs due according to this agreement, removed or canceled the company registration, reinstated or emptied the lease subject matter and handed over it to Party A.

2.	If Party B has any due costs (including but not limited to: rent, liquidated damages, charges of water and electricity, management fee etc.), Party A may compensate with such security deposit and then refund it to Party B if there is any remaining amount, if the security deposit is not sufficient for compensation, Party B shall pay for the balance thereof.

3.	Without the consent of Party A, Party B shall not offset the rent with security deposit.

Article 5:	Limitations in using lease object:

1.	This lease object is for office use only, without the consent of Party A, Party B shall not change the use of lease subject matter, nor use it for any purpose violating laws and decrees.

2.	Inside the lease object, Party B shall not make noise or create air pollution to cause impact on the peace or environmental quality nearby, nor store any dangerous goods to cause impact on the public security.

3.	Without the consent of Party A, Party B shall not, in whole or in part, sublease, lend or transfer the lease object, nor by any disguised means provide it to other person for use or transfer the lease right to other person.

4.	For the original facilities and other auxiliary equipments etc. of the lease subject matter, Party B shall maintain their completeness and shall not cause any damage or obstruction to their use.

5.	Agreement on decoration of lease object:

(1)	Within the scope of not impairing the structure safety, fire fighting equipments and safety facilities of lease subject matter, and with examination and approval on the drawings (interior design drawing, water and electricity configuration drawing and relevant decoration drawings) by management committee of the building, Party B may conduct interior decoration at its own expense. Besides, Party B shall conduct decoration in accordance with provisions in laws and decrees.

(2)	According to the consent of Party A, the improvement or decoration conducted by Party B in the lease object shall be emptied upon the expiration of lease period or early termination, and Party B shall reinstate the lease object to the as-is condition on April 15, 2015 and return it to Party A. For the improvement or decoration does not need to be dismantled as agreed by Party A, it shall be obtained by Party A for free when returning the lease object to Party A upon the expiration of lease period or early termination, and Party B shall not ask Party A for any beneficial costs or any other compensation or premium.

(3)	After signing the agreement, Party A agrees to, at its own expense, to start to 1. Install air conditioning host and indoor machine. 2. Pave wear-resisting floor. 3. Set light steel frame ceiling or conduct paint spraying. 4. Conduct wall painting. And such works shall be completed before April 15, 2015; for the part completed in Party A's construction, it shall be deemed as the original facility of the lease object.

6.	Party B may take the location of lease object as the registration address for the registration of Party B's company or affiliated enterprise, and sublease part of the lease object to the affiliated enterprise intends to go through company registration; upon the expiration of lease period or early termination, Party B shall be responsible for removing the company registration.

Article 6:	Risk bearing:

1.	Starting from March 3, 2015, Party B shall be responsible for the custody, maintenance and responsibility as a good administrator for all facilities inside the lease subject matter and public facilities within the scope thereof, during the lease period, in case of any damage to the house caused by intentional or negligent act of Party B (including occupant, auxiliary occupant, employee of Party B), Party B shall be responsible for the repair and maintenance thereof and damage compensation therefor.

2.	In case of damage to the house caused due to the reasons not attributable to Party B (such as natural disaster or natural damage and damage caused by other force majeure events), Party A shall be responsible for the repair and maintenance thereof.

3.	For the original equipments inside lease subject matter, such as water and electricity pipeline, glasses of doors and windows, RC structure, air conditioning host etc., if they are damaged due to natural factors and under Party B's normal use, Party A shall be responsible for the repair and maintenance thereof; for the supplement, replacement and daily maintenance of other consumptions and consumables incurred from Party B's daily use, such as lighting fixture (tube), door lock hardware consumables, pantry, toilet, regular maintenance of air conditioning machine, and repair, replacement or maintenance of damaged or stained part of paint or carpet etc., Party B shall be responsible at its own expense.

4.	Party B shall comply with the management measures or covenants formulated for the lease subject matter.

Article 7:	Bearing of tax and management fee:

1.	The tax of land and house shall be borne by Party A. Starting from March 3, 2015, the charges of water and electricity, gas fee, telephone fee, management fee, cleaning fee, and relevant costs incurred from the lessee's use of lease subject matter shall be borne by Party B.

2.	Relevant taxes incurred from the use of lease object and business operation therein by Party B, including but not limited to business tax and income tax etc., shall be borne by Party B.

3.	Party B shall share the management fee according to the leased area and pay it to the management committee as scheduled.

4.	The lease period starts from March 3, 2015 until the expiration of lease period, Party B shall pay the management fee of the building (hereinafter referred to as the "management fee") to the management committee of the building according to the leased area (calculated based on Ping) of the leased office. Currently, the management fee is NTD 100 per Ping per month (management committee of the building will issue receipt for it, and it shall be paid before 10th day of each calendar month), the total management fee of the lease object is NTD Twenty Thousand and Two Only (NT20,002) per month; the cleaning fee for automobile parking space is NTD Five Hundred Only per month (NT 500/space), and the cleaning fee for motorcycle parking space is NTD Two Hundred Only per month (NT 200/space). The management unit of the building may adjust the management fee according to the fluctuation of costs in managing the building (applicable to all tenants of the building), and the management fee payable by Party B according to this agreement will also be adjusted according to the same proportion, such adjustment will be effective starting from the next month after being announced in the bulletin board of the building, and it shall have binding effect upon Party B and Party B shall not refuse such adjustment of management fee.

Article 8:	Leaser's termination of lease agreement:

Provided Party B has any one of the following situations, Party A may terminate the lease agreement, apart from paying the due costs, Party B shall also pay Party A the amount equivalent to two months' rent as damage compensation.

1.	The total amount of rent in delay payment reaches to one month's rent.

2.	Overdue payment or the check has not been cashed exceeds thirty days.

3.	In violation of stipulations of this agreement on using the house, and still fails to make correction or the correction is incomplete after being reminded by Party A or regular correction.

4.	In violation of other stipulations of this agreement.

Article 9:	Party B's termination of lease agreement

1.	When the lease object is damaged and it is necessary for repair, if Party A shall be responsible for the repair, Party A fails to complete the repair after being reminded by Party B for a certain period.

2.	The lease object has defects endangering the safety or health of Party B or its cohabitant,

3.	The third person claims rights on the lease object, causing it cannot be used for earning revenue as agreed.

Article 10:	Early termination of agreement:

During the lease period, either party who intends to terminate lease agreement in the midway shall serve written notice to the other party three months before the date of termination, and shall pay the other party the amount equivalent to two months' rent of the leasing part as liquidated damages.

Article 11:	Removal from the house:

1.	After the expiration of lease period hereof, unless both parties have otherwise signed a new written lease agreement by consensus, it shall be deemed as this agreement is not renewed.

2.	Upon expiration of lease agreement or early termination, apart from the circumstance as prescribed in Subparagraph 2, Paragraph 5, Article 5, Party B shall reinstate the lease subject matter on expiration date or termination date, and empty the waste and return the lease object to Party A.

3.	Upon the expiration of lease period or early termination of agreement, when Party A leaves over furniture and sundries in the lease object, it shall be deemed as giving up of such items, and Party B agrees without any objection that they may be handled by Party A at its own discretion, and Party B shall bear the costs arising therefrom.

Article 12:	Miscellaneous:

1.	For all movable properties and equipments of Party B, Party B shall buy proper insurance for them at its own discretion.

2.	Where either party breaches the agreement, the other party may terminate this lease agreement and ask for compensation in case of any damage.

3.	Starting from March 3, 2015, the public electricity shall be shared equally every month by each floor; the basic consumption of tap water is 25 degrees every month, for the exceeding part, NTD 12 (tax inclusive) shall be charged.

4.	The free sundry placement area in basement is attached to this agreement as a floor plan, Party B shall keep the environment clean and maintain the passageway unblocked, and shall not place any flammables or other dangerous goods. In case of the above circumstance and if the dissuasion fails, Party A may unilaterally refuse to provide the area. If such area needs to be emptied due to fire protection or any government related inspection, Party B shall agree to coordinate unconditionally. Upon the termination of this lease agreement, Party B shall empty such area.

Article 13:	Notice:

Any inquiry, negotiation or notice between Party A and Party B shall be made in writing and sent by registered mail to the registered address of the company; either party shall immediately inform the other party in writing in case of change of address, otherwise if the letter is rejected or cannot be served due to the reason thereof, the first delivery date recorded in post office shall be deemed as the service date.

Article 14:	Matters not covered and competent court:

1.	Matters not covered herein shall be handled pursuant to the provisions of relevant laws and decrees. In case of any dispute, both parties hereof agree that the court of first instance shall be Shilin District Court of Taiwan.

2.	Both parties agree to carry out notarial procedure for this agreement, the notarial fee thereof shall be borne by both parties equally. For the refund of security deposit as agreed in Article 4 hereof, Party A agrees to be bound by compulsory execution. For the rent and overdue penalty as agreed in Article 3 hereof and matters on returning lease subject matter as agreed in Article 4 hereof, Party B agrees to be bound by compulsory execution.

3.	This lease agreement is made in triplicate, Party A, Party B and notary public holds one copy respectively.

The Parties:

Party A (Leaser):	Yi Qiu International Department Stores Co., Ltd.
Unified No.:	23298714
Responsible person:	Huang Zhiming; Agent: Lin Zhenmin
Contact address:	5/F., No.192, Hougang 1st Rd., Xinzhuang Dist., New Taipei City
Contact number:	(02) 2908-4706 ext. 103 Ms Yu

Party B (Lessee):	NOWnews Network Co., Ltd. (hereinafter referred to as Party B)
Unified No.:	28331543
Responsible person:	Zhuang Shide; Agent: Wang Zhijian
Contact address:	4/F., No.550, Ruiguang Rd., Neihu Dist., Taipei City
Contact number:	(02) 8797-8775

Date of signature: March 3, 2015